PROSPECTUS                                 Pricing Supplement No. 3969
Dated November 21, 2002                    Dated December 18, 2003
PROSPECTUS SUPPLEMENT                      Rule 424(b)(3)-Registration Statement
Dated November 22, 2002                    No. 333-100527

                      GENERAL ELECTRIC CAPITAL CORPORATION
                       GLOBAL MEDIUM-TERM NOTES, SERIES A
                              (Floating Rate Notes)

Trade Date:   December 18, 2003

Settlement Date (Original Issue Date):      January 5, 2004

Maturity Date:    January 5, 2007

Principal Amount (in Specified Currency):  US$ 500,000,000

Price to Public (Issue Price):      100.00%

Agent's Discount or Commission:     0.20%

Net Proceeds to Issuer:    US$ 499,000,000

INTEREST RATE:

     Interest Calculation:
     |X| Regular Floating Rate
     |_| Inverse Floating Rate
     |_| Other Floating Rate

     Interest Rate Basis:  |_| CD Rate   |_| Commercial Paper Rate
     |_| Federal Funds Rate (See "Additional Terms - Interest" below)
     |X| LIBOR   |_| Prime Rate  |_| Treasury Rate
     |_| Other (See "Additional Terms - Interest" below)

     Spread (Plus or Minus): Three Month USD LIBOR plus 8 basis points

     Spread Multiplier: N/A

     Index Maturity: Three Months

     Index Currency:  U.S. Dollars

     Maximum Interest Rate:  N/A

     Minimum Interest Rate:  N/A


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

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                                           (Floating Rate)
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                                           Pricing Supplement No. 3969
                                           Dated December 18, 2003
                                           Rule 424(b)(3)-Registration Statement
                                           No. 333-100527

     Interest Payment Period:  Quarterly

     Interest Payment Dates: Quarterly on each January 5th, April 5th, July 5th and October 5th, commencing April 5, 2004.

     Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 8 basis points.

     Interest Reset Periods and Dates:  Quarterly on each Interest Payment Date.

     Interest Determination Dates:  Quarterly, two London Business Days prior to each Interest Reset Date.

CLEARANCE AND SETTLEMENT:

  X       DTC only
-----

___ DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - SPECIAL PROVISIONS RELATING TO CERTAIN FOREIGN CURRENCY NOTES" in the accompanying Prospectus Supplement).

 ___      Euroclear and Clearstream, Luxembourg only

CUSIP No.:        36962GF33

REPAYMENT, REDEMPTION AND ACCELERATION

     Optional Repayment Date(s):  N/A
     Initial Redemption Date:  N/A
     Initial Redemption Percentage:  N/A
     Annual Redemption Percentage Reduction:  N/A
     Modified Payment Upon Acceleration:  N/A


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                                           Pricing Supplement No. 3969
                                           Dated December 18, 2003
                                           Rule 424(b)(3)-Registration Statement
                                           No. 333-100527

ORIGINAL ISSUE DISCOUNT:

     Amount of OID:  N/A
     Yield to Maturity:  N/A
     Interest Accrual Date:  N/A
     Initial Accrual Period OID:  N/A

AMORTIZING NOTES:

     Amortization Schedule:  N/A

DUAL CURRENCY NOTES:

     Face Amount Currency:  N/A
     Optional Payment Currency:  N/A
     Designated Exchange Rate:  N/A
     Option Value Calculation Agent:  N/A
     Option Election Date(s):  N/A

INDEXED NOTES:

     Currency Base Rate:  N/A
     Determination Agent:  N/A

LISTING:

___  Listed on the Luxembourg Exchange
_X_  Not listed on the Luxembourg Exchange

___  Other listing: (specify)

GENERAL.

At September 30, 2003 the Company had outstanding indebtedness totaling $272.262 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2003 excluding subordinated notes payable after one year was equal to $271.179 billion.


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                                           (Floating Rate)
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                                           Pricing Supplement No. 3969
                                           Dated December 18, 2003
                                           Rule 424(b)(3)-Registration Statement
                                           No. 333-100527

CONSOLIDATED RATIO OF EARNING TO FIXED CHARGES.

     The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                    Year Ended                                Nine Months ended
                   December 31,                               September 30, 2003
                   ------------                               ------------------
1998       1999        2000       2001        2002
----       ----        ----       ----        ----
1.50       1.60        1.52       1.72        1.65                  1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

PLAN OF DISTRIBUTION:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

The  Company  has  agreed  to  indemnify  the   Underwriters   against   certain
liabilities, including liabilities under the Securities Act of 1933, as amended.